                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 3

                         Consolidated Freightways, Inc.
                                      d/b/a
                             CNF Transportation Inc.
------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.625 par value
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    209237106
                      ------------------------------------
                                 (CUSIP Number)

                               Page 1 of 5 Pages
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----------------------
CUSIP NO.
209237106
----------------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Goldman, Sachs & Co.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                           (a)
                                                                ---
                                                           (b)
                                                                ---

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

               New York

--------------------------------------------------------------------------------
Number of               5.       Sole Voting Power
Shares
Beneficially                           0
Owned By                --------------------------------------
Each                    6.       Shared Voting Power
Reporting
Person With                            1,328,400
                        --------------------------------------
                        7.       Sole Dispositive Power

                                       0
                        --------------------------------------
                        8.       Shared Dispositive Power

                                       1,328,400
                        --------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               1,432,600
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               3.1%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

                BD-PN-IA
--------------------------------------------------------------------------------

                               Page 2 of 5 Pages
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----------------------
CUSIP NO.
209237106
----------------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          The Goldman Sachs Group, L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                           (a)
                                                                ---
                                                           (b)
                                                                ---

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

               Delaware

--------------------------------------------------------------------------------
Number of               5.       Sole Voting Power
Shares
Beneficially                           0
Owned By                --------------------------------------
Each                    6.       Shared Voting Power
Reporting
Person With                            1,328,400
                        --------------------------------------
                        7.       Sole Dispositive Power

                                        0
                        --------------------------------------
                        8.       Shared Dispositive Power

                                       1,328,400
                        --------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               1,432,600
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               3.1%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

                HC-PN
--------------------------------------------------------------------------------

                               Page 3 of 5 Pages
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Item 4.         Ownership
                     Not applicable. The percent of the class owned as of April 30, 1997 did not exceed five percent.

Item 5.         Ownership of Five Percent or Less of a Class.
                     If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following X .
                                                             ---
Item 10.        Certification.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 4 of 5 Pages
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                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 10, 1997

                                    THE GOLDMAN SACHS GROUP, L.P.
                                    By:   The Goldman Sachs Corporation,
                                          its general partner

                                    By:   /s/ David B. Ford
                                          --------------------------------------
                                    Name:  David B. Ford
                                    Title:  Executive Vice President

                                    GOLDMAN, SACHS & CO.

                                    By:    /s/ David B. Ford
                                           -------------------------------------
                                    Name:  David B. Ford
                                    Title:  Managing Director



                               Page 5 of 5 Pages